Exhibit 3

August 22, 2007

Willem Mesdag

Red Mountain Capital Partners LLC

10100 Santa Monica Boulevard, Suite 925

Los Angeles, CA 90067

Re:	Amendment to Confidentiality Agreement

Dear Mr. Mesdag:

Reference is made to the confidentiality agreement dated as of April 11, 2007 (the “Confidentiality Agreement”) prepared in response to your request for certain information about our properties, employees, finances, businesses and operations that was then currently available. Unless otherwise defined herein, capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Confidentiality Agreement.

The parties hereto mutually agree to amend the Confidentiality Agreement as follows:

The standstill provision outlined starting on the second page of the Confidentiality Agreement shall be amended such that subparagraph (a) thereof shall be amended and restated as follows:

“(a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, (i) any additional common stock or direct or indirect rights to acquire any common stock of the Disclosing Party or any subsidiary thereof, or of any successor to or person in control of the Disclosing Party such that the Receiving Party or the Affiliates or any other person affiliated with the Receiving Party beneficially owns, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Rule 13d-3 thereunder (or any comparable or successor law or regulation) in excess of 14.9% of the amount of the issued and outstanding common stock of the Disclosing Party, or (ii) any assets of the Disclosing Party or any subsidiary or division thereof or of any such successor or controlling person;”

The provisions of the Confidentiality Agreement shall continue in full force and effect as amended hereby.

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

Cost Plus, Inc.

By:	/s/ Barry J. Feld
Barry J. Feld, Chief Executive Officer

ACCEPTED AND AGREED as of the date first written above:

WILLEM MESDAG, on behalf of himself and as director, officer or managing member of Red Mountain Capital Partners LLC,

Red Mountain Capital Partners II, L.P., Red Mountain

Capital Partners III, L.P., RMCP GP LLC, and Red Mountain

Capital Management, Inc.

By:	/s/ Willem Mesdag
Willem Mesdag